Exhibit 10.12

Dec 12, 2013

Dr. Paul Bolno

[Address]

Dear Dr. Bolno:

I am pleased to offer you a position with WAVE LIFE SCIENCES PTE. LTD., a company organized under the laws of Singapore (the “Company”), as its President and Chief Executive Officer. As President and Chief Executive Officer, you shall use all proper means in your power to improve, develop, extend, maintain, advise and promote the Company’s business and to protect and further the reputation, interests and success of the Company and its affiliates (the “Group Companies” and each, a “Group Company”). It is anticipate that you will render your duties from the United States, which shall include (but are not in any way restricted or limited to):

(a)	undertaking such duties (which may include assuming such other executive or management positions in the Company or any of Group Company) and exercise such powers in relation to the Company and its business at such place as the Company’s board of directors (the “Board”) may from time to time assign to or vest in you;

(b)	devoting substantially the whole of your time and attention during business hours to the discharge of your duties hereunder;

(c)	in the discharge of such duties and in the exercise of such powers observing and complying with all resolutions and all reasonable and lawful directions from time to time made or given by the Board;

(d)	serving the Company faithfully and diligently to the best of your ability;

(e)	using all reasonable efforts to promote the interests of the Company;

(f)	acting in the Company’s best interests;

(g)	advising the Company immediately if you becomes aware of or suspect any unlawful act or omission by any director, officer, employee or contractor of the Company;

(h)	in pursuance of your duties hereunder performing such services for any existing or future Group Company and without further remuneration (unless otherwise agreed) accepting such offices in any such companies as the Board may from time to time reasonably require;

(i)	other duties as assigned to you by the Board from time to time; and

(j)	without limiting your duties to the Company, you must not act in conflict with the Company’s best interests, or disparage the Company or any other Group Company.

As the Company’s President and Chief Executive Officer, you will receive a monthly Base Salary of $37,500.00 US (“Base Salary”), which will be paid semimonthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits including: (i) medical, dental, vision, and pharmaceutical coverage, which are provided at no charge to you and are available to your family for a small fee (note that Actual costs to cover your qualified dependents will vary based on the relationship and number of dependents); (ii) life insurance in the amount of fifty thousand dollars ($50,000); (iii) short term and long term disability insurance paid for by the Company; (iv) participation in a Flexible Spending Account program; and (v) access to the Company’s Employee Assistance Program. You should note that the Company may modify benefits from time to time as it deems necessary.

If you decide to join the Company, and subject to the approval of the Board and the completion of any other necessary corporate procedures, within 60 days, or a reasonable number days as may be required under the circumstances, following the earlier of (i) the completion of the Company’s next equity financing or (ii) April 1, 2014, the Company shall grant you a restricted share award for a number of shares of the Company’s ordinary share capital in amount equal to 7.5% of the Company’s issued and paid-up share capital as of the earlier of (a) the date immediately following the closing of such financing or (b) the date of grant of the share award (the “Shares”). Twenty-five percent (25%) of the Shares shall vest twelve (12) months after your start date subject to your continuing employment with the Company, and no Shares shall vest before such date. The remaining Shares shall vest over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company.

In addition to the vesting of Shares described in the paragraph above, in the event you are responsible for securing for the Company a Qualifying Strategic Partnership (defined below) pursuant to a binding long-form written agreement within the first year of your employment with the Company, twelve and one half percent (12.5%) of the Shares shall immediately vest upon the date the Company executes such agreement. For purposes of this letter, a “Qualifying Strategic Partnership” shall mean either (1) a strategic partnership, joint development, joint venture or other similar arrangement with the Company negotiated by you and memorized in a binding written agreement where the counterparty is a major pharmaceutical or biotechnology company that is traded publicly as of the date the Company enters into the applicable Qualifying Strategic Partnership or (2) a strategic partnership, joint development, joint venture or other arrangement with the Company negotiated by you and memorized in a binding written agreement pursuant to which the counterparty either (i) commits a minimum of $10,000,000 of development and/or marketing funds to the Company, (ii) agrees to pay a license fee to the Company in excess of $5,000,000 over the first 2 years of the license term, (iii) agrees to a revenue sharing or royalty arrangement with the Company through which the Company reasonably anticipates receiving at least $5,000,000 of income over the first 2 years of its term. The parties agree that whether any contractual agreement constitutes a “Qualifying Strategic Partnership” shall be determined by the Board in its reasonable and good faith discretion.

In the event you cease to be employed by, or terminate your employment with, the Company, then all unvested Shares will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and you will have no further rights thereunder. It will also be recommended to the Board that your Shares include accelerated vesting that provides that in the event that you are terminated by the Company without Cause (as defined below) within twelve (12) months following a change of control, one hundred percent (100%) of the total number of any unvested Shares shall be deemed fully vested and immediately exercisable. The Shares will be subject to the terms and conditions of a restricted share award agreement, including vesting requirements.

As additional compensation for your services, as the Company’s Chief Executive Officer, you will be eligible to earn an annual performance bonuses in amount equal to up to 25% of your Base Salary in any calendar year (each a “Performance Bonus”). The amount of each Performance Bonus, if any, will be subject to achievement of annual performance milestones to be determined by the Board in its sole discretion after consultation with Dr. Ryoich Nagata. Performance Bonuses are not earned until paid and you must be continuously employed through the date of payment to be eligible to earn the Performance Bonus.

Except as may be required by applicable U.S. federal and state law, you shall be fully liable for the payment of income tax payable in respect of any remuneration received from the Company.

The determination of whether any performance or financial targets have been achieved (including, but not limited to, those set forth above in respect of any Performance Bonus) shall be made by the Board in its sole discretion acting in good faith. Any Performance Bonuses, less applicable withholdings, will be paid to you by the Company as soon as practicable after the Board determines, in its sole discretion, that any such bonus has been earned, but in no event later than March 15 following the calendar year in which such bonus is earned. The Company will review your Base Salary on an annual basis, typically in January. The Company may, in its sole discretion, adjust the Base Salary or any bonuses.

Nevertheless, subject to the terms and conditions of this letter, your employment with the Company constitutes “at-will” employment and the Company may at any time terminate your employment with the Company for any reason or no reason, with or without Cause (as defined below). Similarly, you are free to resign at any time, for any reason or for no reason. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice.

If the Company terminates your employment without Cause, then, subject to the provisions of Exhibit A, you shall be entitled to receive only: (i) any earned but unpaid Base Salary, as of the date of termination, (ii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company, as of the date of termination (subject to providing reasonable documentation of such expenses), payable in accordance with applicable Company policies and procedures, (iii) continued payment of your then current Base Salary for twelve (12) months from the date your employment is terminated, less applicable withholdings, paid in accordance with the Company’s regular payroll procedures, and (iv) no other payments, severance, or benefits, including, but not limited to, payments under any express or implied Company severance policy. Any severance payments made under the paragraph shall be the maximum severance benefits available to you and shall be coordinated with and reduced by the amount of any notice pay that may be required pursuant to federal, state or local law, including the Worker Adjustment and Retraining Notification Act (“WARN”). You acknowledge and agree that the severance benefits provided in this paragraph satisfy and exceed any required notice pay under WARN or similar acts.

If the Company terminates your employment for Cause, or upon your voluntary resignation for any reason, or upon termination of your employment as a result of your death or Disability (as defined below), then, subject to your execution and delivery to the Company of a full and unconditional customary general release in favor of the Company, and provided such release becomes effective no later than sixty (60) days following your termination, you shall be entitled to receive only: (i) any earned but unpaid Base Salary, as of the date of termination, (ii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company, as of the date of termination (subject to providing reasonable documentation of such expenses), payable in accordance with applicable Company policies and procedures, and (iii) no other payments, severance, or benefits, including, but not limited to, payments under any express or implied Company severance policy.

For purposes of this letter, “Cause” is defined as: (i) an act of dishonesty made in connection with your responsibilities as an employee; (ii) a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) gross misconduct; (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) termination due to the Company becoming insolvent (e.g., the inability to pay its debts generally as they mature) on or after the six (6) month anniversary of the date first written above; (vi) willful breach of any obligations under any written agreement or covenant with the Company; or (vii) your continued failure to perform employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and you have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice. For purposes of this letter, “Disability” is defined as your incapacity, due to physical or mental illness or disability, to perform the essential functions of your position for the Company, for more than ninety (90) days out of any rolling one year period unless a longer period is required by law, in which case the longer period will be applied.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As an employee, you shall consent to the Company obtaining, holding and processing data relating to you for legal, personnel, administrative and management purposes including, without limitation, any sensitive personal data relating to you including, as appropriate:

(i)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

(ii)	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

(iii)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

You shall further consent to (i) the Company making such data or information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers), regulatory authorities, governmental or quasi governmental organizations and potential purchasers of the Company or any part of its business; and (ii) the transfer of such data or information to the Company’s or any Group Company’s business contacts outside Singapore in order to further its or their business interests.

During your employment with the Company and for a period of one (1) year after the termination of your relationship with the Company (“Restricted Period”) for any reason, whether voluntary or involuntary and with or without cause, you agree not to, whether paid or unpaid: (1) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for; (2) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of; or (3) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect competitive with or otherwise similar to the Company’s nucleic acid drug related businesses or any disease areas in the Company’s development pipelines. The foregoing covenant shall cover your activities in every part of the Territory. “Territory” shall mean (i) all counties in the Commonwealth of Massachusetts; (ii) all other states of the United States of America; and (iii) any other countries outside the United States of America. The noncompetition covenant set forth in this paragraph shall terminate and be of no further force or effect in the event that you are terminated without Cause within six (6) months of the date of this offer letter due to the Company becoming insolvent as a result of the Company’s inability to secure and close financing during such 6 month period.

You further agree that during the Restricted Period, whether you resign voluntarily or are terminated by the Company involuntarily, you shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company (as defined above) or for the purpose of disadvantaging the Company’s business in any way. For the purposes of this Agreement,

“Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the termination of your relationship with the Company. You further agree that if you wish to engage in any outside employment, occupation, consulting or other business activity during the time of your employment with the Company, you must submit a written request to the Company explaining the details of such activity so that the Company may determine whether a conflict exists. The parties acknowledge as of the date hereof you have submitted a letter detailing all such potential conflicts, which is attached hereto as Exhibit B.

Additionally, you agree that during the Restricted Period, whether you resign voluntarily or are terminated by the Company involuntarily, you will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

The noncompetition and nonsolicitation covenants set forth above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the covenants set forth above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

As a condition of your employment, you are also required to sign and comply with a Confidential Information, Invention Assignment and Arbitration Agreement (the “Invention Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship with the Company, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in Boston, Massachusetts , to be administered by the American Arbitration Association (“AAA”) pursuant to the then-current AAA National Rules for the Resolution of Employment Disputes, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the arbitrator has the power to award to the substantially prevailing party the reimbursement of such party’s reasonable attorneys’ fees and costs (including, but not limited to, expert fees) as well as such administrative fees in connection with such arbitration. This letter shall be governed by, and shall be construed under, the laws of the Commonwealth of Massachusetts without regards to conflicts of laws principles.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter and the Invention Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or preemployment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

We look forward to your favorable reply and to working with you at WAVE LIFE SCIENCES PTE. LTD.

Sincerely,

/s/ Ken Takanashi
Ken Takanashi
Director of the Board

Agreed to and accepted:

Signature:	/s/ Paul B. Bolno

Printed Name:	Paul B. Bolno

Date:	12/12/13

Enclosures
Duplicate Original Letter
Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Exhibit A

To the extent any severance payments will be made under this letter, such severance payments will be delayed as necessary pursuant to (A) the Release Requirement and (B) the provisions of Section 409A of the of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pursuant to this letter is subject to you signing and not revoking a standard release of claims with the Company in a form approved by the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following your termination of employment. (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any rights to severance under this letter. In no event will severance payments be paid or provided until the Release becomes effective and irrevocable.

Section 409A

(i) This letter and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. References to your “termination of employment” will refer to your “separation from service” as defined in Section 409A.

(ii) Any severance payments under this letter will be paid on, or, in the case of installments, will not commence until, the Release Deadline Date, or, if later, such time as required by clause (iii) below. Except as required by clause (iii) below, any installment payments that would have been made to you during the 60 day period immediately following your separation from service but for the preceding sentence will be paid to you on the Release Deadline Date and the remaining payments shall be made as provided in this offer letter.

(iii) Further, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the payments that constitute deferred compensation under Section 409A (the “Deferred Payments”), if any, that otherwise would be payable to you within the first 6 months following your termination of employment will instead be delayed until the date that is 6 months and 1 day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations.

(iv) You and the Company agree to work together to consider amendments to this letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

Exhibit B

Letter of Potential Conflicts

To Whom It May Concern:

I currently serve on the Board of Directors (non-executive director) of:

1.	Renaptys Vaccines: A Colorado based, synthetic peptide vaccine company. Initial research focuses on a universal influenza vaccine.

Renaptys is focused on a synthetic peptide vaccines that generate antibodies against conserved targets on viruses. Lead program at candidate for Universal Influenza vaccine. As co-founder my only compensation is the equity I hold in the company (i.e. no cash compensation).

2.	ProteoTech: A Washington based company focused on small molecule approaches to protein misfolding diseases (CNS).

ProteoTech’s small molecule programs are designed to block aggregation as well as disaggragate misfolded proteins. This includes amyloid, alpha synuclein and Tau. There lead program is going into IND toxicology studies now with plan for phase 1/2a studies to begin by end of year. Compensation is $2500 and 10,000 options per meeting.

My commitment to both companies includes quarterly board calls/meetings and occasional interim calls to address issues. Neither of these roles represents a conflict of interest or time to Wave.

I will update my status at least once per year by devliering a letter to the Company’s Board, detailing any other potentially conflicting engagements that I may have. And if circumstances change at any time, I will notify and disclose to the Board any such changes or any new potential conflicts.